SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2003

Dollar General Corporation

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-11421	61-0502302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Mission Ridge Goodlettsville, Tennessee	37072
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (615) 855-4000

ITEM 11.

TEMPORARY SUSPENSION OF TRADING UNDER REGISTRANT’S EMPLOYEE BENEFIT PLANS

On September 17, 2003, the Registrant received notice pursuant to Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974 that the administrator of the Dollar General Corporation 401(k) Savings and Retirement Plan (the “Plan”) had changed and, as a result, Plan participants temporarily would be unable to change investment elections or contribution percentages, apply for a loan, or request withdrawals or distributions from the Plan.

On September 17, 2003, the Registrant sent the following notice to its directors and executive officers:

This notice is to inform you that you (and any person living with you) may not directly or indirectly buy, sell, gift, or otherwise acquire or transfer any Dollar General securities (such as common stock, options, and restricted stock) from the period expected to begin during the week of October 19, 2003 and end during the week of November 16, 2003 (the “Blackout Period”). You can determine whether the Blackout Period has started or ended during these weeks by contacting the Benefits Service Center toll-free at (877)-885-5735 or Christine Connolly at the address or telephone number listed below. This is a special Blackout Period required by the federal securities laws (Regulation BTR) and is independent of the Dollar General securities trading calendar. You must disgorge to Dollar General any profit (or loss avoided) derived from a trade made in violation of this blackout. In addition, a violation could result in SEC action against you.

This trading blackout has been declared because participants in the Dollar General Corporation 401(k) Savings and Retirement Plan, which offers Dollar General common stock as an investment alternative, temporarily will be unable to change investment elections or contribution percentages, apply for a loan, or request withdrawals or distributions from the 401(k) Plan during the Blackout Period as a result of a change in the Plan administrator. Accordingly, Regulation BTR prohibits Dollar General directors and executive officers from engaging in any transaction (not just transactions in the 401(k) Plan) affecting Dollar General securities during the Blackout Period. Although certain exceptions apply, we have chosen not to include them in this notice since the Blackout Period is occurring during an otherwise closed trading window.

The limitation imposed by Regulation BTR on your ability to conduct transactions in Dollar General securities will automatically terminate upon the end of the Blackout Period. Note, however, that you must continue to comply with the Dollar General securities trading calendar even after the Blackout Period has ended.

If you have any questions regarding this notice, you may contact Christine Connolly, 100 Mission Ridge, Goodlettsville, TN 37072, (615) 855-5170.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 17, 2003	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan Vice President, General Counsel and Corporate Secretary